SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549



                        SCHEDULE 13G
                       (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
  RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                  PURSUANT TO RULE 13d-2(b)

                      (Amendment No. 1)

                      DigitalThink, Inc.
                      ------------------
                       (Name of Issuer)

               Common Stock, $0.001 par value
               ------------------------------
               (Title of Class of Securities)

                        25388M-10-0
                        -----------
                       (CUSIP Number)

                      December 31, 2001
                      -----------------
   (Date of Event Which Requires Filing of This Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]   Rule 13d-1(b)

          [ ]   Rule 13d-1(c)

          [x]   Rule 13d-1(d)


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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 1 of 21


 1    Name Of Reporting Person                          TI VENTURES, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY	    6    Shared Voting Power                      494,153
 OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9)Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        PN


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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 2 of 21


 1    Name Of Reporting Person                       TI VENTURES II, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
 OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        PN

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 3 of 21


 1    Name Of Reporting Person                    ADOBE VENTURES II, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        PN

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 4 of 21


 1    Name Of Reporting Person                   ADOBE VENTURES III, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        PN

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 5 of 21


 1    Name Of Reporting Person           H&Q DIGITALTHINK INVESTORS, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        PN


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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 6 of 21


 1    Name Of Reporting Person      H&Q ADOBE VENTURES MANAGEMENT II, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 7 of 21


 1    Name Of Reporting Person     H&Q ADOBE VENTURES MANAGEMENT III, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 8 of 21


 1    Name Of Reporting Person           H&Q TI VENTURES MANAGEMENT, LLC

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 9 of 21


 1    Name Of Reporting Person         H&Q TI VENTURES MANAGEMENT II, LLC

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 10 of 21


 1    Name Of Reporting Person                H&Q DIGITALTHINK INVESTMENT
                                                          MANAGEMENT, LLC

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 11 of 21


 1    Name Of Reporting Person                      GRANITE VENTURES, LLC

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                     California

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        OO

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 12 of 21


 1    Name Of Reporting Person                        SAMUEL D. KINGSLAND

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                  United States

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        IN

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CUSIP No. 25388M-10-0   	SCHEDULE 13G            Page 13 of 21


 1    Name Of Reporting Person                        STANDISH H. O'GRADY

      IRS Identification No. Of Above Person
 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                  United States

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                      494,153
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power                 494,153

 9    Aggregate Amount Beneficially Owned By Each Reporting
      Person                                                      494,153

 10   Check Box If The Aggregate Amount In Row (9) Excludes
      Certain Shares*                                                 [ ]

 11   Percent Of Class Represented By Amount In Row 9                1.2%

 12   Type Of Reporting Person*                                        IN

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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 14 of 21


Item 1(a).  Name of Issuer.

          DigitalThink, Inc. (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive
            Offices.

          1098 Harrison Street, San Francisco, CA  94103.

Item 2(a).  Names of Persons Filing.

          Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(b). Address of Principal Business Office or, if none, Residence.

          The address of each reporting person is One Bush
Street, San Francisco, California 94104.

Item 2(c).  Citizenship.

          Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities.

          Common Stock, $0.001 par value ("Common Stock").

Item 2(e).  CUSIP Number.

          25388M-10-0

Item 3.   Type of Reporting Person.

          Not applicable.

Item 4.   Ownership.

          Reference is made to Items 5-9 and 11 of each of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 40,322,081 shares of Common Stock issued and outstanding as of December 31, 2001. As of December 31, 2001, the reporting persons owned the following shares of Common Stock:

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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 15 of 21


                                            Common Stock
     Person                                Directly Owned
     ------                                --------------

     TI Ventures, L.P.                            -0-

     TI Ventures II, L.P.                         -0-

     Adobe Ventures II, L.P.                   10,169

     Adobe Ventures III, L.P.                  43,512

     H&Q DigitalThink Investors, L.P.             -0-

     H&Q Adobe Ventures Management II, LLC        -0-

     H&Q Adobe Ventures Management III, LLC     2,642

     H&Q TI Ventures Management II, LLC         3,077

     Granite Ventures, LLC                      9,884

     Samuel D. Kingsland                      387,671

     Standish H. O'Grady                       37,198
                                              -------

     TOTAL                                    494,153
                                              =======

          Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

          Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 16 of 21


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of
          Another Person.

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the
          Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 17 of 21

                          Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 11, 2002.


TI VENTURES, L.P.               H&Q ADOBE VENTURES MANAGEMENT
                                II, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

TI VENTURES II, L.P.            H&Q ADOBE VENTURES MANAGEMENT
                                III, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

ADOBE VENTURES II, L.P.         H&Q TI VENTURES MANAGEMENT, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

ADOBE VENTURES III, L.P.        H&Q TI VENTURES MANAGEMENT II,
                                LLC

By:__________________________   By:__________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

H&Q DIGITALTHINK INVESTORS,     SAMUEL D. KINGSLAND
L.P.

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

H&Q DIGITALTHINK INVESTMENT     STANDISH H. O'GRADY
MANAGEMENT, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 18 of 21


GRANITE VENTURES, LLC

By: /s/ Jackie A. Berterretche
   __________________________
   Jackie A. Berterretche
   Attorney-in-Fact


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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 19 of 21


                        EXHIBIT INDEX



Exhibit A          Joint Filing Undertaking           Page 20


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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 20 of 21


                  JOINT FILING UNDERTAKING

          The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

DATED:  February 11, 2002.


TI VENTURES, L.P.               H&Q ADOBE VENTURES MANAGEMENT
                                II, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

TI VENTURES II, L.P.            H&Q ADOBE VENTURES MANAGEMENT
                                III, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

ADOBE VENTURES II, L.P.         H&Q TI VENTURES MANAGEMENT, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

ADOBE VENTURES III, L.P.        H&Q TI VENTURES MANAGEMENT II,
                                LLC

By:__________________________   By:__________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

H&Q DIGITALTHINK INVESTORS,     SAMUEL D. KINGSLAND
L.P.

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


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CUSIP No. 25388M-10-0       SCHEDULE 13G        Page 21 of 21


H&Q DIGITALTHINK INVESTMENT     STANDISH H. O'GRADY
MANAGEMENT, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact

GRANITE VENTURES, LLC

By: /s/ Jackie A. Berterretche
   __________________________
   Jackie A. Berterretche
   Attorney-in-Fact